Exhibit 21.1

Subsidiaries of Registrant

Medbox, Inc. is a Nevada corporation.  We currently operate through seven wholly-owned subsidiaries:

1.  Prescription Vending Machines, Inc., a California corporation, dba Medicine Dispensing Systems in the State of California (“MDS”), which distributes our Medbox™ product and provides related consulting services;

2.  Vaporfection International, Inc., a Florida corporation through which we distribute our medical vaporizing products and accessories pursuant to a recent acquisition;

3.  Medicine Dispensing Systems, Inc., an Arizona corporation, which provides our consulting services in Arizona;

4.  Mini-Storage Solutions, Inc., a California corporation that produces and will market our Safe Access Storage Locker product;

5.  Medbox Rx, Inc., a California corporation that produces and will market our Rx product line including Lockbox Rx and Sample-Safe;

6.  Medbox, Inc., a California corporation that is currently inactive and which has the same name as the Company; and

7.  Medbox Leasing, Inc., a California corporation that is currently inactive.